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                                  Exhibit 10.18
[LETTERHEAD]

                                                August 9, 1995

Board of Directors
Oceanic Exploration Company
5000 S Quebec St Ste 450
Denver CO 80237

Gentlemen:

Based upon the proposal made to NWO Resources, Inc. ("NWO") by the Board of Directors of Oceanic Exploration Company ("Oceanic") during its Special Meeting on August 8, 1995, and confirming the telephone notification of acceptance given by the undersigned on August 8, 1995 to Oceanic, NWO agrees to the following workout arrangement:

1. Except as provided under paragraph "2" below, and subject to the implementation on or before December 31, 1995 of the rights offering described under paragraph "6" below, NWO will forebear collection until December 31, 1996 of the interest and principal on the $2,000,000 of promissory notes ("Oceanic Notes") which it holds from Oceanic.

2. Any monies collected by Oceanic from Denison Mines either before or after December 31, 1996 will first be applied to paying accrued interest on the Oceanic Notes. After all accrued interest has been paid, and prior to December 31, 1996, Oceanic will be permitted to use up to $200,000 of monies collected from Denison for working capital purposes. All remaining collections from Denison will be applied first to accrued interest and then to reducing principal on the Oceanic Notes.

3. Oceanic will amend the security held by NWO so as to clarify that NWO has a full security interest in all proceeds from Oceanic's lawsuit against Denison and any existing and future Oceanic receivables from Denison.

4. The interest rate on the Oceanic Notes will be increased to 1 1/8% above NWO's borrowing costs on the date of execution of this workout agreement.

5.  Oceanic agrees to diligently pursue its lawsuit against Denison.

6. Oceanic will attempt to raise $600,000 of working capital to pay litigation, administrative and other operating costs by making a rights offering to its shareholders. In order to maximize the chances for a successful rights offering, the offering will be for the issuance of 6,000,000 shares of Oceanic stock in exchange for $600,000.

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Board of Directors
Oceanic Exploration Company
August 9, 1995
Page Two

7. In order to enable Oceanic to diligently pursue its lawsuit against Denison, NWO agrees to make advances to Oceanic based upon statements provided to NWO for legal fees reflected in statements received by Oceanic subsequent to August 1, 1995 in connection with the Denison litigation up to an estimated $100,000 in litigation expenses.

8. Oceanic agrees to reimburse NWO for such advances together with interest thereon computed at the annual rate of 10% upon receipt of the proceeds of the rights offering referred to in paragraph "6" above or January 31, 1996, whichever occurs earlier.

If the foregoing is acceptable to Oceanic, indicate your acceptance in the space provided below and we will proceed with the preparation of any additional documentation in the furtherance of this arrangement.

                                                Yours very truly,

                                                NWO RESOURCES, INC.

                                                /s/ John E. Jones

                                                John E. Jones
                                                Secretary-Treasurer

Accepted and agreed to this 10th day of August, 1995.

OCEANIC EXPLORATION COMPANY

By: /s/ Charles N. Haas
    --------------------------
    Charles N. Haas, President